Exhibit 3.5

AMENDMENT NO. 1

TO THE

BYLAWS

OF

MARCO COMMUNITY BANCORP, INC.

The Bylaws of Marco Community Bancorp, Inc. originally adopted on March 3, 2003 are amended on September 17, 2010, as to Article II, Section 9, so that the Section now reads in its entirety as follows:

ARTICLE II

STOCKHOLDERS

Section 9 -RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 70 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply equally to any adjournment.